Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 30, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Mesoblast Limited’s Annual Report on Form 20-F for the year ended June 30, 2019.

/s/ PricewaterhouseCoopers
Melbourne, Australia
July 27, 2020